EXHIBIT 99.1

NEWS RELEASE
21062 Bake Parkway
CONTACT:	Lake Forest, CA 92630
888-822-2660
Norris Battin	Fax: 949-597-0662
The Cooper Companies, Inc.
ir@coopercompanies.com

FOR IMMEDIATE RELEASE

THE COOPER COMPANIES REPORTS THIRD QUARTER 2005 RESULTS

Revenue Ahead 72% to $222.1 Million

EPS $1.03 Before Nonrecurring Acquisition and Restructuring Expenses; Reported EPS 79 Cents

LAKE FOREST, Calif., September 7, 2005 — The Cooper Companies, Inc. (NYSE: COO) today reported results for its fiscal third quarter ended July 31, 2005.

Third Quarter Reported Highlights

•	Revenue $222.1 million, 72% above the third quarter of 2004, 71% in constant currency.

•	Operating income, before nonrecurring acquisition and restructuring expenses, $56.9 million, 80% above the third quarter of 2004; with nonrecurring acquisition and restructuring expenses included, $45.7 million or 44% above last year’s third quarter.

•	EPS $1.03 before nonrecurring acquisition and restructuring expenses; reported EPS 79 cents. Year-to-date EPS $2.45 before nonrecurring acquisition and restructuring expenses, reported year-to-date EPS $1.92; trailing twelve months EPS $3.24 before nonrecurring acquisition and restructuring expenses, $2.71 with nonrecurring acquisition and restructuring expenses included.

•	Cash flow (pretax income from continuing operations plus depreciation and amortization before nonrecurring acquisition and restructuring costs) per share $1.25, up from 92 cents in the third quarter of 2004; trailing twelve months $4.35.

Lower Effective Tax Rate

The effective tax rate (ETR) used for the third quarter was 16%, the forecasted fiscal year rate excluding nonrecurring acquisition and restructuring expenses and certain tax adjustments; down from the 20% excluding nonrecurring acquisition and restructuring expenses reported in its second quarter and from 19.2%, the ETR used for the third quarter of 2004. The lower ETR reflects a continued shift in business to jurisdictions with lower tax rates.

The overall tax rate reported during the third quarter was negative 2% including nonrecurring acquisition and restructuring expenses, the release of previously accrued amounts related to the resolution of certain tax contingencies and the cumulative effect of the lower projected tax rate for the year.

Generally Accepted Accounting Principles in the United States (GAAP) require the projected fiscal year ETR to be used when reporting year-to-date results for interim periods. The effect on the prior quarters’ profit of the lower fiscal year ETR was to increase earnings per share (EPS) by 6 cents during the third quarter.

Nonrecurring Acquisition and Restructuring Items

Expenses Related Primarily to the Acquisition of Ocular Sciences, Inc.

On January 6, 2005, Cooper acquired Ocular Sciences, Inc. (Ocular). In the fiscal third quarter, nonrecurring acquisition and restructuring expenses total $11.3 million or 24 cents per share, net of tax. These include $7.2 million or 15 cents per share to step up the cost of Ocular inventory to reflect manufacturing profit acquired and $500,000 or 1 cent per share related to administrative employee terminations. The remaining acquisition related expenses reflect restructuring costs.

Total acquisition and restructuring expenses year to date are $26.4 million or 53 cents per share, net of tax, including $16.8 million or 37 cents per share for the inventory step up, which was written off over seven months.

Expenses Related to Interest Rate Swaps

In the fiscal second quarter of 2005, Cooper recorded a gain of $2.8 million or 5 cents per share, net of tax, for an effective hedge in the form of interest rate swaps that did not qualify for hedge accounting treatment.

On June 30, 2005, Cooper established an effective hedge that qualified for hedge accounting treatment and terminated the original hedge. As a result, during the third quarter a one-time expense of $900,000 or 2 cents per share, net of tax, was recorded for the loss associated with the termination of the original hedge.

On a year-to-date basis, Cooper recognized a net gain on the original hedge of $1.9 million or 4 cents per share, net of tax. If the new hedge did not qualify for hedge accounting treatment as of July 31, 2005, Cooper would have recorded a gain of $2.7 million in July.

Reflecting the lower ETR and excluding the nonrecurring acquisition and restructuring items and hedge termination items described above, EPS for the fiscal third quarter was 87 cents.

Revenue and Earnings Per Share Guidance

Cooper has updated revenue and EPS guidance for 2005 effective today to include third quarter actual results. Revenue and EPS guidance excluding nonrecurring acquisition and restructuring expenses for the fourth quarter of 2005 and for fiscal years 2006 and 2007 remains unchanged. Forward revenue guidance assumes no major changes in foreign currency exchange rates versus 2005 rates.

•	For fiscal 2005 Cooper now expects 2005 revenue of $824 million to $828 million, and EPS of $3.38 to $3.41. Previous 2005 revenue guidance was $828 million to $837 million and EPS of $3.18 to $3.24.

•	CooperVision (CVI) anticipates fiscal 2005 revenue of $716 million to $719 million. Previous revenue guidance for CVI was $720 million to $727 million.

•	CooperSurgical (CSI), the Company’s women’s healthcare medical device business, expects fiscal 2005 revenue of $108 million to $109 million. Previous revenue guidance was $108 million to $110 million.

•	For the fiscal fourth quarter of 2005, Cooper’s guidance remains unchanged from the guidance issued on June 7, 2005. Cooper expects fourth quarter revenue of $238 million to $242 million – $210 million to $213 million for CVI and $28 million to $29 million for CSI – with EPS before nonrecurring acquisition and restructuring expenses of 96 cents to 99 cents.

•	For fiscal year 2006, Cooper’s revenue guidance is $983 million to $998 million, unchanged from the previous guidance. For fiscal year 2007, revenue guidance is $1.097 billion to $1.117 billion, unchanged from the previous guidance. The EPS guidance for 2006 of $4.00 to $4.10 and for 2007 of $4.75 to $4.85, also remains unchanged from the previous guidance.

P&L Highlights ($ in millions)

Three Months Ended July 31,

Revenue				Operating Income
	2005	2004	% Inc.	2005*	2004	% Inc.	% Revenue 2005	% Revenue 2004
CVI	$195.1	$102.8	90%	$56.5	$29.0	95%	29%	28%
CSI	27.0	26.3	3%	5.1	5.2	(2)%	19%	20%

Subtotal	222.1	129.1	72%	61.6	34.2	80%	28%	26%
Corporate expense	—	—	—	(4.7)	(2.5)	—	—	—

Total	$222.1	$129.1	72%	$56.9	$31.7	80%	26%	25%

Nine Months Ended July 31,

Revenue				Operating Income
	2005	2004	% Inc.	2005*	2004	% Inc.	% Revenue 2005	% Revenue 2004
CVI	$505.7	$284.9	78%	$141.2	$77.4	82%	28%	27%
CSI	80.1	74.5	8%	13.1	15.2	(14)%	16%	20%

Subtotal	585.8	359.4	63%	154.3	92.6	67%	26%	26%
Corporate expense	—	—	—	(13.3)	(8.3)	—	—	—

Total	$585.8	$359.4	63%	$141.0	$84.3	67%	24%	23%

*	Before nonrecurring acquisition and restructuring expenses of $11.2 million in the fiscal third quarter and $24.7 million for the nine months ended July 31, 2005.

Third Quarter 2005 Revenue and Expense Summary

Cooper’s third quarter revenue of $222.1 million was 72% above last year’s third quarter, 71% in constant currency. Gross margin, before nonrecurring acquisition and restructuring expenses, was 65% compared to 64% in last year’s third quarter; 62% including nonrecurring expenses.

Selling, general and administrative expense grew 62% and decreased to 36% of revenue from 38% in last year’s third quarter excluding nonrecurring expenses. Corporate expenses increased to $4.7 million up 87% from the third quarter of 2004. These include added costs associated with the acquisition of Ocular, Cooper’s global trading arrangement and compliance with new corporate governance requirements including the corporate portion of an estimated $5 million annually for Sarbanes-Oxley activities.

Research and development expense grew $5.3 million over the third quarter of 2004 and is up $10.7 million year to date, as development work continues on CooperVision’s extensive new product portfolio that includes second generation silicone hydrogel products, new Proclear products and new daily wear lenses. These new products and their current anticipated launch dates are described in the table below.

Operating income before nonrecurring acquisition and restructuring expenses grew 80% and improved to 26% of revenue versus 25% in last year’s third quarter. With nonrecurring expenses included, operating income was

21% of revenue. Interest expense grew to $8.2 million compared to $1.5 million in the third quarter of 2004 due primarily to added debt associated with the Ocular acquisition.

Income before taxes grew 61% before nonrecurring acquisition and restructuring expenses; 23% including nonrecurring expenses.

Compared with the third quarter of 2004, the number of shares used to calculate diluted earnings per share increased 30% to 47.9 million shares including 10.7 million shares issued in connection with the acquisition of Ocular in January 2005.

Third Quarter 2005 Business Unit Operating Summaries ($ in millions)

CooperVision

	2005 Reported	2005 Nonrecurring acquisition and restructuring expenses	2005 Before nonrecurring acquisition and restructuring expenses	% Revenue before nonrecurring acquisition and restructuring expenses	% Change vs 2004
Net sales	$195.1	$—	$195.1	100%	90%
Cost of sales	74.1	(7.9)	66.2	34%	94%

Gross profit	121.0	7.9	128.9	66%	88%
SG&A	65.3	(0.2)	65.1	33%	71%
R&D and amortization	7.3	—	7.3	4%	391%
Restructuring costs	2.3	(2.3)	—	—	—

Total operating expense	74.9	(2.5)	72.4	37%	83%

Operating income	$46.1	$10.4	$56.5	29%	95%

CooperSurgical

	2005 Reported	2005 Nonrecurring acquisition and restructuring expenses	2005 Before nonrecurring acquisition and restructuring expenses	% Revenue before nonrecurring acquisition and restructuring expenses	% Change vs 2004
Net sales	$27.0	$—	$27.0	100%	3%
Cost of sales	11.4	—	11.4	42%	(3)%

Gross profit	15.6	—	15.6	58%	7%
SG&A	9.5	—	9.5	35%	13%
R&D and amortization	1.0	—	1.0	4%	5%
Restructuring costs	0.3	(0.3)	—	—	—

Total operating expense	10.8	(0.3)	10.5	39%	12%

Operating income	$4.8	$0.3	$5.1	19%	(2%)

Balance Sheet and Cash Flow Highlights

•	At the end of the fiscal third quarter, Cooper’s days sales outstanding (DSO) were 65 days compared to 62 days a year ago. Cooper expects future DSOs in the mid to upper 60’s.

•	Inventory months on hand was 7.0 months at the end of the quarter versus 6.9 months in last year’s third quarter.

•	Capital expenditures were $37 million in the quarter, primarily to expand manufacturing capacity and to continue the rollout of new information systems in selected locations.

Cooper expects capital expenditures in fiscal 2005 of about $105 million to $115 million. About 70% of this will be spent to expand capacity, about 20% to convert CVI’s products to the Gen II manufacturing platform acquired in the Ocular acquisition and about 10% for information technology.

•	Depreciation and amortization was $11.6 million for the quarter.

•	Cash flow from operations in the third quarter was $39 million with free cash flow (cash flow from operations less capital expenditures) of $2.1 million. Year-to-date cash flow from operations is $119.2 million with free cash flow of $43.4 million.

•	Net debt (debt minus cash) declined $10.6 million to $705.7 million from $716.3 million at January 31, 2005.

CooperVision Business Details

Market Background

As estimated by Health Products Research, Inc. (HPR), a quarterly statistical sampling of patient visits to contact lens practitioners in the United States and the lenses prescribed on these visits:

•	CVI’s share of total patient visits to contact lens practitioners where a CVI lens was prescribed during the second calendar quarter remained essentially unchanged at about 25% compared with the first calendar quarter of 2005.

•	CVI’s share of new and refit patient visits was about 26% in both quarters, and for the second quarter in a row, CooperVision led the category “patients new to contact lenses” with about 30% of new patient visits.

•	In the disposable spherical lens category – the category where silicone hydrogel lenses compete – CVI’s share was about 13% in both quarters.

•	CVI’s share of total patient visits for toric lenses rose from about 43% to 45% sequentially, and CVI’s new and refit toric visits remained flat at about 46%.

HPR also provides estimates that indicate brand switching patterns. During the first two calendar quarters of the year, this data indicates that in the market for spherical lenses in the United States, where silicone hydrogel lenses compete, there is a tendency for practitioners to switch patients to another lens brand of the same manufacturer, presumably, Cooper believes, “trading them up” to a higher-priced, higher-technology product. For example, according to HPR, 43% of CVI patients who were switched from a CVI sphere were changed to another CVI sphere. Additionally, for patients switched to a brand of a different manufacturer, the greatest percentage for the leading silicone hydrogel manufacturers apparently were switched to the directly competitive silicone hydrogel brands.

For the leading silicone hydrogel manufacturers, HPR reports that these two switching behaviors together accounted for over 70% of the patients switched, indicating that the battle for market share of silicone hydrogel lenses is at this time largely between these two competitors.

Brand switches to CVI products, predominately Proclear, account for about 20% of all brand switches to different brands according to the HPR data.

The independent market research data that measures shipments by contact lens manufacturers is not yet available for the second calendar quarter of 2005.

Third Quarter and Year-To-Date CooperVision Worldwide Reported Revenue Highlights

•	CVI’s worldwide revenue of $195.1 million grew 90% over last year’s third quarter – 88% in constant currency and is 78% ahead for the year – 74% in constant currency. The strengthening U.S. dollar negatively impacted CVI’s revenue in the quarter by $4.8 million versus exchange rates used in the previous fiscal quarter.

•	CVI’s specialty lenses – toric, cosmetic, multifocal lenses and lenses to alleviate dry eye symptoms – grew 50% in the third quarter and accounted for nearly half of its soft lens business. Year to date, specialty lens revenue is ahead 44%.

•	Sales of toric lenses, which correct astigmatism, increased 53% in the third quarter and accounted for about 33% of CVI’s soft contact lens revenue. Year to date, toric products are up 49%. All disposable toric products grew 62% in the quarter and now represent about 77% of CVI’s worldwide toric sales.

•	Daily disposable lenses, products acquired in the Ocular transaction, had sales of about $23 million during the quarter.

•	In the Americas region, which accounts for 49% of CVI’s contact lens business, revenue grew 69% – 67% in constant currency and is 56% ahead year to date – 54% in constant currency, led by disposable spheres, up 121%, and disposable torics, up 60%.

•	European lens revenue, about 36% of CVI’s total revenue, grew 74% – 73% in constant currency and is 67% ahead year to date – 60% in constant currency, led by spherical lenses, up 77%, and toric lenses, up 62%.

•	Asia-Pacific revenue grew to $29 million from $5.5 million, including $700,000 of foreign exchange benefit, and now represents 15% of CVI’s worldwide business. For the first nine months, Asia-Pacific sales grew to $73.2 million from $15.2 million including $1.5 million of foreign exchange benefit.

CVI Third Quarter and Year-to-Date Revenue Comparison

On January 6, 2005, Cooper acquired Ocular Sciences, Inc., and results from the acquired Ocular business are part of Cooper’s consolidated financial reporting from that date. To show CVI’s organic growth, we include in the table below Ocular’s revenue of $84.8 million for May 1, 2004 through July 31, 2004, when Cooper did not own them, with CVI’s reported $102.8 million fiscal 2004 third quarter revenue.

CVI Selected Revenue Data for Major Product and Geographic Categories

	% CVI revenue	% Change Q305 vs. Q304	% Change YTD05 vs. YTD04
Total worldwide soft contact lenses	100	+5	+9
Total specialty lenses (toric, multifocal, cosmetic, dry eye)	51	+15	+17
US specialty lenses		+14	+13
OUS specialty lenses		+17	+21
Total disposable lenses (1 day, 2 week, 1 month wear)	86	+10	+14
US disposable lenses		+6	+8
OUS disposable		+14	+19
Total spherical lenses	60	+1	+4
US spherical lenses		(8)	(6)
OUS spherical lenses		+6	+10
Disposable spherical lenses (91% of spherical revenue)	55	+4	+7
US disposable spherical lenses		(3)	(2)
OUS disposable spherical lenses		+8	+13
Total single use spherical lenses	10	+36	+42
Total toric lenses	34	+12	+15
US toric lenses		+7	+9
OUS toric lenses		+17	+24
Disposable toric lenses (77% of toric revenue)	26	+22	+28
US disposable toric lenses		+17	+23
Multifocal lenses	3	+40	+47
Proclear products	16	+42	+39
US Proclear		+53	+43
OUS Proclear		+34	+35
Americas region	49	+1	+3
European region	36	+8	+11
Asia-Pacific region	15	+17	+28

Commenting on the revenue results for the quarter, A. Thomas Bender, Cooper’s chairman and chief executive officer, said, “The Proclear franchise continues to be a stellar performer, up 42% in the quarter and 39% year to date. Recent clinical results indicate that Proclear sphere continues to perform well against the first generation silicone hydrogel spherical lenses in terms of patient preference. Proclear spheres in the United States grew 35% in the quarter and 25% year to date and now represents 26% of our U.S. disposable sphere business.

“And while we had a tough comparison with our U.S. disposable sphere results as we had to hurdle the introduction of Biomedics 55 Premier™ during the third quarter of 2004, I’m pleased that in the U.S., our Biomedics disposable sphere business showed sequential growth of 17% from the second quarter this year signaling, I believe, that our trade inventory issue is now behind us.

“CVI’s core promoted products, toric lenses, multifocal lenses, one day lenses and Proclear sphere, grew 20% in the quarter, 22% year to date, and represent about 60% of CVI’s worldwide soft lens business”

CVI New Products

The current timing of CVI’s planned new product introductions in major product categories over the next 12 to 24 months is shown in the table below. Compared with the new product information presented last quarter, the introduction of the silicone hydrogel lens in the United States has now been scheduled for the second half of calendar year 2006 (it was previously undetermined) and a daily disposable toric lens has been added to the schedule of products to be launched in Japan. All other launch dates remain as presented in Cooper’s second quarter 2005 news release.

Product Description	Initial Launch Market	Planned Launch Date (calendar year)	Comments

Silicone Hydrogel Products

Silicone hydrogel sphere	Europe United States	2H05 2H06	Monthly wear; high dk/t silicone hydrogel material
Silicone hydrogel sphere using PC (Proclear) technology	United States	1H07	2-week wear; second generation silicone hydrogel material
Silicone hydrogel toric	United States/Europe	2H07	High dk/t; patented toric design

Additional PC Technology Products

2-week disposable sphere using PC technology (Biomedics® Comfort brand)	United States	1H06	2-week wear, aspheric; new lens design
Proclear disposable toric multifocal	United States	2H06	First disposable toric multifocal; monthly wear
Proclear daily disposable sphere	United States Europe Japan	2H06 2H07 2H08	Premium product with improved comfort
Proclear disposable toric XR	United States	2H06	Extends range of toric parameters to 15,000; monthly wear
Proclear daily disposable multifocal	United States	1H07

Additional Daily Disposable Products

Mid-water aspheric daily disposable	Worldwide	2H05	Product and packaging improvement
Daily disposable toric	Japan	1H06	Patented toric design

Regarding CVI’s new product flow, Bender noted, “Segmenting the contact lens market to meet patient, practitioner and distributor needs has led to our success in the past, and these innovative products are designed to continue that strategy going forward.

“We believe that CVI has the strongest new product pipeline in the industry. As these products come to market over the next six to twenty-four months, CVI will be well positioned to compete in every major product segment with the broadest range of lens materials in all major markets around the world.”

CVI Third Quarter Expense Highlights

CVI’s gross margin before nonrecurring expenses was 66% of revenue compared to 67% in the prior year’s third quarter. Gross profit with nonrecurring expenses was 62%, primarily due to the cost of stepping up Ocular’s inventory to reflect manufacturing profit acquired.

CVI’s SG&A expense before nonrecurring expenses grew 71% during the quarter compared to revenue growth of 90%. Excluding nonrecurring expenses, CVI’s operating margin in the third quarter was 29% versus 28% in last year’s third quarter.

Robert S. Weiss, Cooper’s chief operating officer said, “The integration of Ocular Sciences into CooperVision is proceeding well. We anticipate that when it is completed, we will have exceeded $50 million in annualized operational synergies and improved our gross margin as we apply the Gen II manufacturing process wherever appropriate throughout the entire CVI product line.”

CooperSurgical Business Details

Revenue at CSI, Cooper’s women’s healthcare medical device business, both organically and in total grew 3% over last year’s third quarter to $27 million. Core promoted products grew 10% in the quarter. Excluding nonrecurring expenses, CSI’s operating margin was 19% for the quarter, down from 20% in the third quarter of 2004, reflecting increased marketing expenditures for products in the incontinence, infertility and female sterilization markets using its restructured sales force of 175 independent and direct sales representatives.

Earnings Per Share

All per share amounts in this news release refer to diluted per share amounts.

Non-GAAP Financial Measures (In millions, except per share amounts)

In this news release, we report Cooper’s “cash flow per share” for the third quarter of fiscal 2005 and 2004 as $1.25 and $0.92, respectively, and our cash flow per share for the twelve months ended July 31, 2005 as $4.35.

Although “cash flow per share” is a non-GAAP financial measure, we disclose it because we believe it is the most appropriate measure of Cooper’s liquidity and financial strength, particularly when calculated consistently over time. In Cooper’s case, cash flow per share is more informative than the more common non-GAAP measure of liquidity called “earnings before interest, taxes, depreciation and amortization” (EBITDA) because, unlike most companies, Cooper does not expect to pay federal income taxes until after 2008, when it expects to exhaust the usage of its U.S. net operating loss carryforwards. Cooper has a significant competitive advantage, as most companies expend a large portion of their pretax profits on taxes. Readers should understand this and judge our financial strength accordingly.

To calculate “cash flow per share,” we add back noncash charges for depreciation and amortization and nonrecurring acquisition and restructuring expenses to income before income taxes, and then divide the result by the average number of shares used to calculate diluted earnings per share. In the table below, we reconcile earnings per share (the closest GAAP disclosure) to “cash flow per share” for all periods reported using the same diluted per share figures. To calculate “cash flow per share” for the trailing twelve months, we add the result for nine months of fiscal 2005 to fiscal year 2004 “cash flow per share” then subtract the first nine months of fiscal 2004.

	Q3 2005	Q3 2004	YTD 7/31/05	YTD 7/31/04	Twelve Months Ended 10/31/04	Twelve Months Ended 7/31/05
Income for calculating earnings per share	$37.9	$24.6	$86.9	$65.7	$94.9
Add:
Income taxes	(0.6)	5.7	12.0	17.0	19.7
Depreciation	10.5	3.4	26.7	10.1	13.6
Amortization	1.1	0.6	3.3	1.4	2.1
Nonrecurring acquisition and restructuring expenses	11.3	—	26.4	—	—
Less: Interest charge applicable to convertible debt, net of tax	0.5	0.5	1.6	1.6	2.1

“Cash flow”	$59.7	$33.8	$153.7	$92.6	$128.2

Earnings per share	$0.79	$0.67	$1.92	$1.80	$2.59

Cash flow per share	$1.25	$0.92	$3.39	$2.54	$3.50	$4.35

Number of shares used to compute diluted earnings per share	47.9	36.7	45.3	36.5	36.6

Nonrecurring Acquisition and Restructuring Expenses

In this news release, we report “earnings per share before nonrecurring acquisition and restructuring expenses” for the third fiscal quarter 2005, nine months ended July 31, 2005 and twelve months ended July 31, 2005 as $1.03, $2.45 and $3.24, respectively.

Although “earnings per share before nonrecurring acquisition and restructuring expenses” is a non-GAAP financial measure, we disclose it because we believe it is an appropriate measure to promote comparability of Cooper’s results, particularly when calculated consistently over time. In the schedules below, we reconcile earnings per share (the closest GAAP disclosure) to “earnings per share before nonrecurring acquisition and restructuring expenses,” for all periods reported using the same diluted per share figures. We add back nonrecurring acquisition and restructuring expenses, adjusted for the impact of the nonrecurring expenses on the ETR, to reported earnings per share. To calculate “earnings per share before nonrecurring acquisition and restructuring expenses” for the trailing twelve months, we add the result for the nine months of fiscal 2005 to fiscal year 2004 earnings per share, then subtract the first nine months of fiscal 2004.

Q3 2005
Earnings per share, as reported	$0.79
Nonrecurring acquisition and restructuring expenses	0.24

Earnings per share, excluding nonrecurring acquisition and restructuring expenses	1.03
Tax adjustment*	(0.18)
Exclude the impact of hedge termination loss	0.02

Earnings per share reflecting lower ETR and excluding nonrecurring acquisition and restructuring expenses and hedge termination loss	$0.87

Number of shares used to compute diluted earnings per share	47.9

*	ETR on earnings before nonrecurring acquisition and restructuring expenses is about 16% versus reported ETR of 18% excluding the impact of the release of previously accrued amounts related to the resolution of certain tax contingencies in the third quarter of 2005.

	Twelve Months Ended 10/31/04	YTD 7/31/05	YTD 7/31/04	Twelve Months Ended 7/31/05
EPS, as reported	$2.59	$1.92	$1.80	$2.71
Nonrecurring acquisition and restructuring expenses		0.53		0.53

EPS before nonrecurring acquisition and restructuring expenses	$2.59	$2.45	$1.80	$3.24

Number of shares used to compute diluted earnings per share	36.6	45.3	36.5

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These include certain statements about the integration of the Ocular Sciences businesses, our capital resources, performance and results of operations. In addition, all statements regarding anticipated growth in our or the combined company’s revenue, anticipated market conditions, planned product launches and results of operations are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. These include the risk that the Cooper and Ocular businesses will not be integrated successfully; the risks that CVI’s new products will be delayed or not occur at all, risks related to implementation of information technology systems covering the combined Cooper and Ocular businesses and any delays in such implementation or other events which could result in management having to report a significant deficiency or material weakness in the effectiveness of the Company’s internal control over financial reporting in its 2005 annual report on Form 10-K; the risk that the combined company may not continue to realize anticipated benefits from its cost-cutting measures; risk inherent in accounting assumptions made in the acquisition, the ultimate validity and enforceability of the companies’ patent applications and patents and the possible infringement of the intellectual property of others.

Events, among others, that could cause our actual results and future actions of the Company to differ materially from those described in forward-looking statements include major changes in business conditions, a major disruption in the operations of our manufacturing or distribution facilities, new competitors or technologies, significant delays in new product introductions, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, increases in interest rates, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, worldwide regulatory issues, including product recalls and the effect of healthcare reform legislation, cost of complying with corporate governance requirements, changes in tax laws or their interpretation, changes in geographic profit mix effecting tax rates, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements or judgments, the adverse effects on patients, practitioners and product distribution of natural disasters, cost of business divestitures, the requirement to provide for a significant liability or to write off a significant asset, including impaired goodwill, changes in accounting principles or estimates, including the impact of the change in GAAP to require expensing stock options, and other events described in our Securities and Exchange Commission filings, including the “Business” section in Cooper’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004. We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

Conference Call

The Cooper Companies will hold a conference call and Web cast to discuss its third quarter results today at 2 pm Pacific Daylight Time. To access the live call in the United States dial +1-800-510-9661. From outside the U.S., call +1-617-614-3452. The pass code for both is 12230361. A replay will be available approximately one hour after the call ends and remain available for five days. In the United States, call +1-888-286-8010. From locations outside the United States, call +1- 617-801-6888. Use pass code 55696877 for both. This call will also be broadcast live on The Cooper Companies’ Web site, www.coopercos.com and at www.streetevents.com.

Corporate Information

The Cooper Companies, Inc. manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Corporate offices are in Lake Forest and Pleasanton, Calif. The World Wide Web address is www.coopercos.com. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data.

CooperVision manufactures and markets contact lenses and ophthalmic surgery products. Headquartered in Lake Forest, Calif., it manufactures in Albuquerque, N.M., Juana Diaz, Puerto Rico, Norfolk, Va., Rochester, N.Y., Adelaide, Australia, Hamble and Hampshire England, Ligny-en-Barrios, France, Madrid, Spain and Toronto. Its Web address is www.coopervision.com.

CooperSurgical manufactures and markets diagnostic products, surgical instruments and accessories to the women’s healthcare market. With headquarters and manufacturing facilities in Trumbull, Conn., it also manufactures in Pasadena, Calif., North Normandy, Ill., Fort Atkinson, Wis., Montreal and Berlin. Its Web address is www.coopersurgical.com.

Proclear® and Biomedics® are registered trademarks and Biomedics 55 Premier™ is a trademark of The Cooper Companies, Inc. and its subsidiaries or affiliates and are italicized in this news release.

FINANCIAL STATEMENTS FOLLOW

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Income

(In thousands, except earnings per share amounts)

(Unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2005	2004	2005	2004
Net sales	$222,142	$129,079	$585,806	$359,365
Cost of sales	85,523	45,945	226,058	127,890

Gross profit	136,619	83,134	359,748	231,475
Selling, general and administrative expense	80,095	49,012	219,601	141,126
Research and development expense	7,124	1,825	15,310	4,572
Restructuring costs	2,587	—	5,247	—
Amortization of intangibles	1,161	629	3,274	1,437

Operating income	45,652	31,668	116,316	84,340
Interest expense	8,176	1,454	19,981	4,433
Other income (loss), net	(792)	(459)	1,063	1,203

Income before income taxes	36,684	29,755	97,398	81,110
(Benefit) provision for income taxes	(672)	5,707	12,046	17,008

Net income	37,356	24,048	85,352	64,102
Add interest charge applicable to convertible debt, net of tax	524	524	1,572	1,571

Income for calculating diluted earnings per share	$37,880	$24,572	$86,924	$65,673

Diluted earnings per share	$0.79	$0.67	$1.92	$1.80

Number of shares used to compute diluted earnings per share	47,854	36,718	45,282	36,475

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	July 31, 2005	October 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$18,049	$39,368
Trade receivables, net	164,710	99,269
Marketable securities	—	1,829
Inventories	183,555	107,607
Deferred tax asset	25,002	20,296
Other current assets	46,996	36,129

Total current assets	438,312	304,498
Property, plant and equipment, net	358,077	151,065
Goodwill	1,276,209	310,600
Other intangibles, net	59,624	31,768
Deferred tax asset	30,338	10,315
Other assets	14,085	3,315

	$2,176,645	$811,561

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$42,913	$20,871
Other current liabilities	174,531	95,638

Total current liabilities	217,444	116,509
Long-term debt	680,827	144,865
Deferred tax liabilities and other	22,370	6,026

Total liabilities	920,641	267,400

Stockholders’ equity	1,256,004	544,161

	$2,176,645	$811,561